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Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED BY-LAWS
OF
APAC CUSTOMER SERVICES, INC.

        APAC CUSTOMER SERVICES, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of 1983, as amended, of the State of Illinois (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: The Board of Directors of the Corporation, at its meeting duly held on March 10, 2004, adopted a resolution approving the following amendments to the Amended and Restated By-Laws of the Corporation declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

        NOW THEREFORE BE IT RESOLVED, that the Amended and Restated By-Laws of the Corporation shall be amended as follows:

          A.    Article 3, Section 3.7 is amended by adding after the last sentence thereof the following:

            "Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his absence, by the President, or in the absence of the Chairman of the Board of Directors and President by such other person or persons as the Board of Directors may designate or the members present may select."

          B.    Article 4, Section 4.1 is deleted in its entirety and replaced as follows:

            "SECTION 4.1 NUMBER.

            The Board of Directors shall have full discretion to appoint officers for the corporation. These officers may include a Chairman of the Board of Directors, a President, a Chief Financial Officer, one or more Vice Presidents, a Treasurer and a Secretary, each of whom shall be elected by the Board of Directors. The Board of Directors may appoint other officers if deemed necessary who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors. Any two or more offices may be held by the same person. In addition to and to the extent not inconsistent with the provisions in these By-laws, the officers shall have such authority, be subject to such restrictions and perform such duties in the management of the business, property and affairs of the Corporation as may be determined from time to time by the Board of Directors."

          C.    Article 4, Section 4.5 is deleted in its entirety and replaced as follows:

            "SECTION 4.5 CHAIRMAN OF THE BOARD OF DIRECTORS.

            The Board of Directors shall elect one of its members to be the Chairman of the Board of Directors. The Chairman shall preside at all meetings of the shareholders and of the Board of Directors, and in general shall perform all duties incident to the office of the Chairman of the Board and such other duties as from time to time may be assigned to him by the Board of Directors."

          D.    Article 4, Section 4.6 is deleted in its entirety and replaced as follows:

            "SECTION 4.6 [INTENTIONALLY OMITTED]"

          E.    Article 4, Section 4.7 is deleted in its entirety and replaced as follows:

            "SECTION 4.7 THE PRESIDENT

        "The President shall be the chief executive officer of the corporation. Subject to the control of the Board of Directors, the President shall, in general, supervise and manage the business and affairs of the corporation and he shall see that the resolutions and directions of the Board of Directors are carried into effect. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation, or a different mode of execution is expressly prescribed by the Board of Directors or these By-laws, or where otherwise required by law, the President may execute for the corporation any contracts, deeds, mortgages, bonds or other instruments which the Board of Directors has authorized to be executed, or may execute, or may authorize any officer or agent to execute, for the corporation any contracts, deeds, mortgages, bonds or other instruments or the execution of which is in the ordinary course of the corporation's business, and such execution may be accomplished either under or without the seal of the corporation and either individually or with the Secretary, any Assistant Secretary, or any other officer thereunto authorized by the Board of Directors or these By-laws. In addition, he shall perform all duties incident to the office of President and such other duties as from time to time shall be prescribed by the Board of Directors."

        SECOND: That such amendment has been duly adopted in accordance with provisions of the Business Corporation Act of 1983, as amended, of the State of Illinois by the affirmative vote of a majority of the members of the Board of Directors.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested on its behalf as of March 10, 2004.

APAC CUSTOMER SERVICES, INC.
By:	/s/ LINDA R. WITTE Name: Linda R. Witte Title: Senior Vice President
ATTEST:
By:	/s/ KENNETH R. BATKO Name: Kenneth R. Batko Title: Vice President

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  Exhibit 3.3
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED BY-LAWS OF APAC CUSTOMER SERVICES, INC.